Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
ImageWare Systems, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of ImageWare Systems, Inc. on form S-3 to be filed with the Commission on or about February 8, 2007 of our Independent Registered Accounting Firm’s Report dated April 14, 2006 covering the consolidated financial statements of ImageWare Systems, Inc., as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which is in its Form 10-KSB for the year ended December 31, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
February 7, 2007